UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.

On March 3, 2005, the Registrant and Michael Feigeles, Executive Vice President, entered into an agreement effective March 1, 2005, amending his executive employment agreement to extend the term of the employment agreement by one month from February 28, 2005 to March 31, 2005. On March 1, 2005, the Registrant paid Mr. Feigeles $145,833.34, which was the amount of bonus that he was entitled to under the original employment agreement for the part of fiscal year 2005 covered by the agreement (the “Original Bonus”). At the end of the extended term, Mr. Feigeles plans to leave his employment with the Registrant and pursue personal interests. The Registrant and Mr. Feigeles will enter into a separation and release agreement under which the Registrant will pay Mr. Feigeles (1) $10,000 and (2) a pro rata bonus under the Registrant’s Management Incentive Plan for the six-month period of his employment in fiscal year 2005 reduced by (a) the amount of the Original Bonus, (b) the non-compete payments, explained below and (c) $10,000. The pro rata bonus amount, if any, is based on the Registrant’s earnings per share, will be calculated after the end of fiscal year 2005 and will be paid at the end of October 2005. The separation and release agreement will include a six month restricted period during which Mr. Feigeles will be precluded from competing with the Registrant and engaging in related activities as specified in his original employment agreement during which period Mr. Feigeles will be paid an amount equal to his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 4, 2005	AMERITRADE HOLDING CORPORATION

	By:	/s/ John R. MacDonald
John R. MacDonald
Executive Vice President, Chief Financial Officer & Treasurer

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